Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

•	Third Quarter Earnings Per Share of $0.72, a 14 Percent Increase over Last Year

•	Net Sales Up 3 Percent in the Third Quarter; Up 5 Percent on a Constant Currency Basis

•	Comparable Sales Up 1 Percent for the Third Quarter Versus a 6 Percent Increase Last Year

•	Reaffirmed Full Year Earnings Per Share Guidance of $2.57 to $2.65

•	Distributed $882 Million to Shareholders in the Quarter through Share Repurchase and Dividends; Announced New $1 Billion Share Repurchase Authorization

SAN FRANCISCO - November 21, 2013 - Gap Inc. (NYSE:GPS) today reported that third quarter diluted earnings per share increased 14 percent, to $0.72, compared with $0.63 last year, as the company continues to deliver on its goal of top-line and bottom-line growth. The company reaffirmed its estimate for full year 2013 diluted earnings per share to be in the range of $2.57 to $2.65.

Net sales for the third quarter, which ended November 2, 2013, increased 3 percent to $3.98 billion compared with $3.86 billion for the third quarter last year. Net sales increased 5 percent on a constant currency basis. In calculating net sales growth on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales.  This is done to enhance the visibility of underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.

“This quarter marks our seventh consecutive quarter of positive comp sales growth,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We are pleased to maintain our momentum of growing sales and earnings per share this quarter.”

The company’s third quarter of fiscal 2013 comparable sales increased 1 percent versus a 6 percent increase last year. Due to the 53rd week in fiscal year 2012, comparable sales for the third quarter of fiscal year 2013 are compared with the 13-week period ended November 3, 2012.

Additional Third Quarter 2013 Financial and Business Highlights

•	Operating margin expanded 100 basis points to 14.5 percent.

•	Increased online sales by 20 percent in the third quarter compared with last year, continuing to build upon the company’s online success and omni-channel strategies.

•	The company continued to expand its Gap store base in mainland China, opening 18 additional stores in the third quarter, for a total of 73 stores.

•
In line with its strategy to expand Old Navy internationally, the company ended the quarter with 14 Old Navy stores in Japan, on pace to open 15 to 20 stores for the year. The company also announced its intention to open its first franchise-operated Old Navy store in the Philippines in 2014.

•
The company continued to grow its Franchise business during the quarter with the addition of four markets - Brazil, Costa Rica, Hungary and Peru - now totaling more than 350 stores in over 40 global markets.

•	Gap Inc. opened 15 Athleta stores in the third quarter, for a total of 61 stores open to date, and the brand is on pace to end fiscal 2013 with about 65 stores.

Third Quarter 2013 Comparable Sales Results

Comparable sales by global brand for the third quarter of fiscal year 2013 were as follows:

•	Gap Global: positive 1 percent versus positive 4 percent last year

•	Banana Republic Global: negative 1 percent versus positive 5 percent last year

•	Old Navy Global: flat versus positive 9 percent last year

Third Quarter 2013 Net Sales Results

The following table details the company’s third quarter net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended November 2, 2013
U.S. (1)	$960	$1,371	$572	$155	$3,058	77%
Canada	111	126	60	1	298	7%
Europe	199	—	21	—	220	6%
Asia	282	20	37	—	339	8%
Other regions	53	—	8	—	61	2%
Total	$1,605	$1,517	$698	$156	$3,976	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended October 27, 2012
U.S. (1)	$966	$1,385	$572	$89	$3,012	78%
Canada	102	126	60	—	288	8%
Europe	187	—	19	—	206	5%
Asia	264	3	39	—	306	8%
Other regions	46	—	6	—	52	1%
Total	$1,565	$1,514	$696	$89	$3,864	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and fiscal year 2013 includes Intermix.

Total online sales were $589 million for the thirteen weeks ended November 2, 2013 compared with $491 million for the third quarter last year.

Additional Third Quarter Results and 2013 Outlook

Earnings per Share
Third quarter diluted earnings per share increased 14 percent to $0.72 compared with $0.63 for the third quarter last year. The company reaffirmed its estimate for full year 2013 diluted earnings per share to be in the range of $2.57 to $2.65.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2013 to be about $475 million.

Operating Expenses
Third quarter operating expenses were $1 billion, down $60 million compared with the third quarter of last year. The company tightly managed operating expenses and achieved 230 basis points of leverage as a percentage of net sales.

Marketing expenses for the quarter were $162 million, down $16 million compared with the third quarter of last year.

Operating Margin
The company’s operating margin was 14.5 percent in the third quarter versus 13.5 percent last year. The company continues to expect that operating margin for fiscal year 2013 will be about 13 percent.

Effective Tax Rate
The effective tax rate was 39.4 percent for the third quarter of fiscal year 2013. The company continues to expect its full year tax rate to be about 39 percent in fiscal year 2013.

Inventory
On a year-over-year basis, inventory dollars per store were up 4 percent at the end of the third quarter of fiscal year 2013.

The company expects the increase in year-over-year inventory dollars per store at the end of the fourth quarter of fiscal year 2013 to be somewhat higher than the increase at the end of the third quarter, but still in the single digits.

Cash and Cash Equivalents
The company ended the third quarter of fiscal year 2013 with $996 million in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $466 million compared with an inflow of $776 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
Third quarter share repurchases were $790 million and the company ended the third quarter of fiscal year 2013 with 449 million shares outstanding.

Dividends
The company paid a dividend of $0.20 per share during the third quarter of fiscal year 2013. In addition, on November 13, 2013, the company announced that its Board of Directors authorized a fourth quarter dividend of $0.20 per share.

Capital Expenditures
Fiscal year-to-date, capital expenditures were $487 million.

For fiscal year 2013, the company continues to expect capital spending to be approximately $675 million in support of its outlined strategies.

Real Estate
The company ended the third quarter of fiscal year 2013 with a total of 3,515 store locations, 3,160 of which were company-operated.

During the third quarter of fiscal year 2013, the company opened 65 and closed 11 company-operated stores. Square footage of company-operated stores was up 1 percent compared with the third quarter of fiscal year 2012.

In fiscal year 2013, the company expects to open about 160 company-operated stores, focused on Gap China, Old Navy Japan, Athleta and global outlet stores. The company expects that it will close about 80 company-operated stores. The closures are weighted towards Gap North America, consistent with the company’s previously stated strategy. Given its focus on growing through new channels and geographies, the company continues to expect square footage to increase about 1 percent in fiscal year 2013.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended November 2, 2013
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)

Gap North America	969	10	1	978	10.2
Gap Europe	196	1	3	194	1.7
Gap Asia	202	19	1	220	2.2
Old Navy North America	1,003	7	3	1,007	17.3
Old Navy Asia	10	4	—	14	0.2
Banana Republic North America	593	5	2	596	5.0
Banana Republic Asia	42	2	1	43	0.2
Banana Republic Europe	10	1	—	11	0.1
Athleta North America	46	15	—	61	0.2
Piperlime North America	1	—	—	1	—
Intermix North America	34	1	—	35	0.1
Company-operated stores total	3,106	65	11	3,160	37.2
Franchise	338	20	3	355	N/A
Total	3,444	85	14	3,515	37.2

Webcast and Conference Call Information

Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2013 results during a conference call and webcast at approximately 2:00 p.m. Pacific Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 9886415). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

November Sales

The company will report November sales on December 5, 2013.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	growing sales and earnings;

•	earnings per share for fiscal year 2013;

•	commitment to returning excess cash to shareholders;

•	international expansion, including Old Navy stores in Japan and the Philippines;

•	additional Athleta stores;

•	depreciation and amortization for fiscal year 2013;

•	operating margin for fiscal year 2013;

•	effective tax rate for fiscal year 2013;

•	inventory dollars per store at the end of the fourth quarter of fiscal year 2013

•	capital expenditures for fiscal year 2013;

•	store openings and closings for fiscal year 2013, and weightings by channel;

•	real estate square footage for fiscal year 2013;

•	leveraging expenses;

•	impact of foreign exchange rates on sales and earnings;

•	impact of calendar shifts, including the impact on fourth quarter earnings, expense, and spread between comparable sales and total sales;

•	delivering performance while pursuing long-term strategic initiatives;

•	the company’s long-term plans, including omni-channel, responsive supply chain and seamless inventory.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company’s business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•
the risk that the company’s franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company’s requirements regarding its brand identities and customer experience standards;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

•
the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 21, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	November 2, 2013	October 27, 2012
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$996	$1,770
Merchandise inventory	2,471	2,269
Other current assets	923	794
Total current assets	4,390	4,833
Property and equipment, net	2,714	2,559
Other long-term assets	682	615
Total assets	$7,786	$8,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$—	$2
Accounts payable	1,513	1,584
Accrued expenses and other current liabilities	1,064	1,041
Income taxes payable	54	1
Total current liabilities	2,631	2,628
Long-term liabilities:
Long-term debt	1,247	1,246
Lease incentives and other long-term liabilities	952	972
Total long-term liabilities	2,199	2,218
Total stockholders' equity	2,956	3,161
Total liabilities and stockholders' equity	$7,786	$8,007

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales	$3,976	$3,864	$11,573	$10,926
Cost of goods sold and occupancy expenses	2,387	2,271	6,873	6,531
Gross profit	1,589	1,593	4,700	4,395
Operating expenses	1,013	1,073	3,073	3,055
Operating income	576	520	1,627	1,340
Interest, net	20	21	38	63
Income before income taxes	556	499	1,589	1,277
Income taxes	219	191	616	493
Net income	$337	$308	$973	$784
Weighted-average number of shares - basic	463	481	465	485
Weighted-average number of shares - diluted	468	488	471	491
Earnings per share - basic	$0.73	$0.64	$2.09	$1.62
Earnings per share - diluted	$0.72	$0.63	$2.07	$1.60

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	November 2, 2013	October 27, 2012
Cash flows from operating activities:
Net income	$973	$784
Depreciation and amortization (a)	349	363
Change in merchandise inventory	(723)	(655)
Other, net	354	733
Net cash provided by operating activities	953	1,225
Cash flows from investing activities:
Purchases of property and equipment	(487)	(449)
Purchases of short-term investments	—	(175)
Maturities of short-term investments	50	125
Other	(2)	(12)
Net cash used for investing activities	(439)	(511)
Cash flows from financing activities:
Payments of short-term debt	—	(17)
Payments of long-term debt	—	(400)
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	90	159
Repurchases of common stock	(875)	(467)
Excess tax benefit from exercise of stock options and vesting of stock units	55	32
Cash dividends paid	(232)	(182)
Other	(1)	—
Net cash used for financing activities	(963)	(875)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(15)	(4)
Net decrease in cash and cash equivalents	(464)	(165)
Cash and cash equivalents at beginning of period	1,460	1,885
Cash and cash equivalents at end of period	$996	$1,720
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	39 Weeks Ended
($ in millions)	November 2, 2013	October 27, 2012
Net cash provided by operating activities	$953	$1,225
Less: purchases of property and equipment	(487)	(449)
Free cash flow (a)	$466	$776
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.